Karen Green and David Priebe Join Hamilton Board of Directors PEMBROKE, BERMUDA, May 19, 2025 — Hamilton Insurance Group, Ltd. (NYSE: HG) (“Hamilton” or the “Company”) announced today that Karen Green and David Priebe have been appointed to the Company’s Board of Directors, effective May 15, 2025. The Company also announced the retirement of long-standing Director Bill Freda, also effective May 15, 2025. Freda has served on the Hamilton Board since June 2014, including holding the position of Chair from August 2017 until May 2023. David A. Brown, Hamilton Board Chair said: “We are delighted to welcome Karen and David to the Board. Their expertise will provide invaluable insights to guide Hamilton in achieving its strategic goals. “At the same time, we extend our deepest gratitude to Bill for his exceptional service and unwavering commitment to Hamilton.” Pina Albo, Hamilton CEO added: “The addition of Karen and David reflects our commitment to building a Board that is both dynamic and strategically aligned with Hamilton’s focus on driving value for our clients and shareholders. “I am deeply appreciative to Bill for his significant contributions to Hamilton, which have laid a strong foundation for our continued success.” Karen Green is the Senior Independent Director of Phoenix Group Holdings PLC, and a Non-Executive Director of Admiral Insurance Group PLC, and Great Portland Estates PLC, (where she is also the SID designate effective April 4, 2025). She is also a Non-Executive Director of the Miller broking business (Miller Insurance Services LLP and Ben Nevis CleanCo Ltd) and of Tucano Holdings Jersey Ltd (the TMF Group). She was previously a Council Member of Lloyd’s of London and a Non- Executive Director of Asta Managing Agency Ltd and Aspen Managing Agency Ltd. During her executive career, Green held various senior executive positions at Aspen Insurance Holdings including Chief Executive of Aspen UK, (comprising the UK insurance and reinsurance companies) and Group Head of Strategy and Corporate Development. Prior to this she worked as a principal with the global private equity firm MMC Capital Inc (now Stone Point Capital) having previously worked in business development GE Capital in London. She started her career as an investment banker with Baring Brothers and then Schroders. She is a Trustee of

Wellbeing of Women, and an Advisor to Cytora Ltd. She was previously Vice President of the Insurance Institute of London. David Priebe is a seasoned leader in the reinsurance industry with expertise in capital markets and investment banking and a career that spanned over four decades at Guy Carpenter and Company (‘GC’). Priebe recently retired from GC in January 2025. He held the role of Chair, with an emphasis on advancing GC’s engagement with clients and markets to identify opportunities and deliver solutions that help them drive profitable growth. Priebe was responsible for GC Securities, GC’s investment banking and capital markets group and GC Capital Solutions Group, which focused on delivering solutions that assist companies achieve their growth, capital and profitability objectives. Prior to becoming Chair, Priebe was also Vice Chair and previously held various senior leadership roles at GC, including as Executive Vice President, CEO and President of the UK and Continental Europe operations, Managing Director – Global Leaders of the Center of Excellence Practice Group, Managing Director – Global Leader of the Property Specialty Group and Managing Director – Client Account Executive. About Hamilton Insurance Group, Ltd. Hamilton is a Bermuda-headquartered specialty insurance and reinsurance company that underwrites risks on a global basis through its wholly owned subsidiaries. Its three underwriting platforms: Hamilton Global Specialty, Hamilton Select and Hamilton Re, each with dedicated and experienced leadership, provide access to diversified and profitable business around the world. For more about our company, visit www.hamiltongroup.com or find us on LinkedIn at Hamilton Media contact Kelly Corday Ferris kelly.ferris@hamiltongroup.com Investor contacts Jon Levenson and Darian Niforatos investor.relations@hamiltongroup.com